Exhibit 4.1

EXECUTION COPY

SECOND-LIEN COLLATERAL AGREEMENT

made by

PAPERWEIGHT DEVELOPMENT CORP.,

APPLETON PAPERS INC.,

and certain of its Subsidiaries

in favor of

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

Dated as of September 30, 2009

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7.4.	Authority of Collateral Agent	19
7.5.	Collateral Agent	19

SECTION 8.	MISCELLANEOUS	23
8.1.	Amendments in Writing	23
8.2.	Notices	23
8.3.	No Waiver by Course of Conduct; Cumulative Remedies	23
8.4.	Enforcement Expenses; Indemnification	24
8.5.	Successors and Assigns	24
8.6.	Set-Off	24
8.7.	Counterparts	25
8.8.	Severability	25
8.9.	Section Headings	25
8.10.	Integration	25
8.11.	GOVERNING LAW	25
8.12.	Submission To Jurisdiction; Waivers	25
8.13.	Acknowledgements	26
8.14.	Additional Grantors	26
8.15.	Releases	26
8.16.	WAIVER OF JURY TRIAL	27

Annex I to Second-Lien Collateral Agreement		ii

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SECOND-LIEN COLLATERAL AGREEMENT, dated as of September 30, 2009, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the "Grantors"), in favor of U.S. Bank National Association, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the "Collateral Agent") for the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, Appleton Papers Inc., a Delaware corporation (the "Notes Issuer"), Paperweight Development Corp., a Wisconsin corporation ("Holdings"), the guarantors party thereto (together with Holdings, each a "Guarantor" and collectively, the "Guarantors") and U.S. Bank National Association, as trustee (in such capacity and together with its successors and assigns in such capacity, the "Trustee"), have entered into an Indenture, dated as of September 30, 2009 (as amended, restated, supplemented and/or otherwise modified from time to time, the "Indenture"), and pursuant thereto, the Notes Issuer is issuing, and the Guarantors are guaranteeing, $161,766,000 in aggregate principal amount of 11.25% Second-Lien Notes due 2015 (together with all notes issued in exchange or replacement therefor as provided in the Indenture, the "Notes");

WHEREAS, the Notes Issuer is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the Notes Issuer and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the issuance of the Notes;

WHEREAS, the Collateral Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Indenture and this Agreement; and

WHEREAS, in order to induce the holders of the Notes to enter into the Exchange Offer, the Grantors have agreed to grant a continuing security interest in and to the Collateral (as defined below) in order to secure the prompt and complete payment, observance and performance of, among other things, their respective Obligations (as defined below);

NOW, THEREFORE, in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                DEFINED TERMS

1.1.                              Definitions. (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter of Credit Rights and Supporting Obligations.

(b)                                 The following terms shall have the following meanings:

"Agreement": this Second-Lien Collateral Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

"Collateral": as defined in Section 3.

"Collateral Account": any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

"Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

"Copyright Licenses": any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

"Deposit Account": as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution. The Deposit Accounts of the Grantors as of the Closing Date are listed on Schedule 8.

"Discharge of First-Lien Obligations": as defined in the Intercreditor Agreement.

"First-Lien Collateral Agent": as defined in the Intercreditor Agreement.

"First-Lien Creditors": as defined in the Intercreditor Agreement.

"First-Lien Documents": as defined in the Intercreditor Agreement.

"First-Lien Obligations": as defined in the Intercreditor Agreement.

"First-Lien Obligations Termination Date": that date upon which the Discharge of First-Lien Obligations shall have occurred.

"First-Lien Security Agreement": as defined in the Intercreditor Agreement.

"Fox River Security Agreement": means the Security Agreement, dated as of November 9, 2001, among the Notes Issuer, Holdings and Arjo Wiggins Appleton p.l.c.

"Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Intercompany Note": any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

"Intercreditor Agreement": as defined in Section 3.

"Investment Property": the collective reference to (i) all "investment property" as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting "investment property" as so defined in the preceding clause (i), all Pledged Notes.

"Issuers": the collective reference to each issuer of any Investment Property.

"New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

"Obligations": the collective reference to the unpaid principal of and interest and premium on the Notes and all other monetary obligations and liabilities of the Grantors (including, without limitation, interest accruing at the then applicable rate provided in the Second-Lien Note Documents after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Grantors, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or in connection with, the Second-Lien Note Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, premium, fees, indemnities, costs, expenses or otherwise and all guaranties of the foregoing amounts.

"Patents": (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

"Patent License": all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

"Permitted Unperfected Account": with respect to any Grantor, any Deposit Account or Securities Account of such Grantor that (a) contains a balance of less than $250,000, (b) with respect to Deposit Accounts only, is used solely as a payroll or employee benefit account, an operating expenses disbursement account, a sub-concentration account that is zero-balanced on a daily basis to another account or a fiduciary or trust account or (c) as to which the Collateral Agent otherwise agrees that no control agreement need be obtained. The Permitted Unperfected Accounts of the Grantors as of the Closing Date are so indicated on Schedule 8.

"Pledged Notes": all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

"Proceeds": all "proceeds" as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

"Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

"Second-Lien Note Documents": means, collectively, the Indenture, the Notes, the Mortgages, this Agreement and each other agreement, document or instrument to which the Trustee is or may become a party in its capacity as Trustee, Collateral Agent, Paying Agent or Registrar, as each may be amended, supplement or otherwise modified from time to time.

"Secured Parties": the collective reference to the Trustee, the Collateral Agent and the Holders.

"Securities Account": as defined in the Uniform Commercial Code of any applicable jurisdiction. The Securities Accounts of the Grantors as of the Closing Date are listed on Schedule 8.

"Securities Act": the Securities Act of 1933, as amended.

"Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

"Trademark License": any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

1.2.                              Other Definitional Provisions. (a) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor;s Collateral or the relevant part thereof.

SECTION 2.                                RESERVED

SECTION 3.                                GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor's Obligations:

(a)                                  all Accounts;

(b)                                 all Chattel Paper;

(c)                                  all contracts;

(d)                                 all Deposit Accounts;

(e)                                  all Documents;

(f)                                    all Equipment;

(g)                                 all General Intangibles;

(h)                                 all Instruments;

(i)                                     all Intellectual Property;

(j)                                     all Inventory;

(k)                                  all Investment Property;

(l)                                     all Letter-of-Credit Rights;

(m)                               all books and records pertaining to the Collateral;

(n)                                 those certain Commercial Tort Claims of the Obligors set forth on Schedule 7 attached hereto; and

(o)                                 to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (I) any shares of Capital Stock of any Subsidiary of the Notes Issuer or any other Grantor or other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Subsidiary of the Notes Issuer or any other Grantor that may be issued or granted to, or held by, any Grantor while this Agreement is in effect or (II) any property to the extent that (x) such grant of a security interest is prohibited by any Requirements of Law, requires a consent not obtained of any Governmental Authority pursuant to any such Requirement of Law or is prohibited by, or constitutes a breach or default under, or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the applicable terms in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or (y) such property constitutes "Collateral" under and as defined in the Fox River Security Agreement; provided, further, notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Agreement, no Grantor shall be required to perfect the security interests granted by this Agreement in any Deposit Account or Securities Account except in accordance with Section 5.9. The Collateral Agent agrees that it will not give any instructions under any control agreement or withhold any withdrawal rights with respect to funds or securities in any Deposit Account or Securities Account subject thereto unless and until an Event of Default has occurred and is continuing.

Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Agreement, each Grantor and the Collateral Agent (on behalf of the Secured Parties) acknowledges and agrees that (x) the security interest granted pursuant to this Agreement (including pursuant to this Section 3) to the Collateral Agent for the benefit of the Secured Parties in the Collateral shall be a junior priority Lien, fully junior, subordinated and subject to the security interest granted to the First-Lien Collateral Agent for the benefit of the First-Lien Creditors on the terms and conditions set forth in the First-Lien Documents and the Intercreditor Agreement and all other rights and benefits afforded hereunder to the Secured Parties are expressly subject to the terms and conditions of the Intercreditor Agreement; and (y) the First-Lien Secured Creditors' security interests in the Collateral constitute security interests separate and apart (and of a different class and claim) from the Secured Parties' security interests in the Collateral.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND-LIEN COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND-LIEN COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, DATED AS OF SEPTEMBER 30, 2009 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE "INTERCREDITOR AGREEMENT"), AMONG APPLETON PAPERS INC., PAPERWEIGHT DEVELOPMENT CORP., EACH OTHER GRANTOR PARTY THERETO FROM TIME TO TIME, BANK OF AMERICA, N.A., AS FIRST-LIEN COLLATERAL AGENT FOR THE

BENEFIT OF THE LENDERS PARTY THERETO AND U.S. BANK NATIONAL ASSOCIATION, AS SECOND-LIEN COLLATERAL AGENT AND CERTAIN OTHER PERSONS PARTY OR THAT MAY BECOME PARTY THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

4.1.                              Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Second-Lien Note Documents, such Grantor owns its Collateral in all material respects free and clear of any and all Liens or claims of others. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Second-Lien Note Documents, such licensing activity shall not constitute a "Lien" or a "claim" on such Intellectual Property. Each of the Collateral Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, Lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2.                              Perfected Second Priority Liens. Subject to the terms of the Intercreditor Agreement, the security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (including obtaining "control" (within the meaning of the applicable Uniform Commercial Code) of Deposit Accounts and Securities Accounts (other than Permitted Unperfected Accounts), Investment Property and, to the extent requested in writing by the Collateral Agent, Letter-of-Credit Rights (which, in the case of all filings and other documents referred to on said Schedule, unless otherwise noted, have been delivered to the Collateral Agent in completed and, where applicable, duly executed form)) will constitute valid perfected security interests (to the extent perfection of security interests therein may be perfected by filing of UCC-1 financing statements and/or filings with the United States Patent and Trademark Office and United States Copyright Office, possession by the Collateral Agent of the respective Investment Property or "control" of Deposit Accounts and Securities Accounts) in all of the Collateral (excluding Letter-of-Credit Rights where written request has not been made by the Collateral Agent) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor's Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, other than purchasers in the ordinary course of business, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Second-Lien Note Documents and other Liens that have priority over the Liens granted hereunder on the Collateral by operation of law. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, but subject to the terms of the Intercreditor Agreement, with respect to Letter-of-Credit Rights where the relevant

Grantor has been requested by the Collateral Agent to obtain "control" of same, the respective Grantor shall have a reasonable period of time to comply with such request and such "control" shall not be required if the respective Grantor is unable to obtain any required consents for such "control" after using commercially reasonable efforts to obtain same, and unless and until "control" of the respective Letter-of-Credit Rights is obtained in accordance with the above provisions of this Section 4.2 (including this sentence), there shall be no violation of any representation or warranty or covenant contained in this Agreement as a result thereof.

4.3.                              Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor's jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor's chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

4.4.                              Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods), in each case except where the value thereof at any one location does not exceed $250,000, are kept at the locations listed on Schedule 5.

4.5.                              Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6.                              Investment Property. (a) Each of the Pledged Notes issued by a Grantor constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)                                 Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens in favor of, or claims of, any other Person, except the security interest created by this Agreement, the other Second-Lien Note Documents and the First-Lien Documents and as otherwise would not violate the applicable requirements of the Indenture.

4.7.                              Receivables. (a) No amount, in excess of $250,000, payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent.

(b)                                 As of the date hereof, not more than ten percent (10%) of the Receivables have a Governmental Authority as an obligor.

4.8.                              Intellectual Property. (a) Schedule 6 lists all Intellectual Property registered in the United States and owned by such Grantor in its own name on the date hereof.

(b)                                 Except as set forth in Schedule 6, on the date hereof none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

SECTION 5.                                COVENANTS.

Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Obligations (other than contingent indemnification and contingent expense reimbursement obligations) shall have been paid in full:

5.1.                              Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount, in excess of $250,000, payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Securities or Chattel Paper, such Instrument, Certificated Securities or Chattel Paper shall, subject to the terms of the Intercreditor Agreement, be promptly delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.2.                              Maintenance of Perfected Security Interest; Further Documentation. Subject to the terms of the Intercreditor Agreement, (a) such Grantor shall maintain the security interest created by this Agreement as a perfected security interest (but only to the extent that such security interest can be perfected by filing a filing a financing statements under the Uniform Commercial Code (or other similar laws) or obtaining "control" (within the meaning of the applicable Uniform Commercial Code) of Deposit Accounts (other than Permitted Unperfected Accounts) or Investment Property) having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever (other than Persons with prior Liens permitted under clause (b) of Section 4.2), subject to the rights of such Grantor under the Second-Lien Note Documents to dispose of the Collateral.

(b)                                 Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the reasonable written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the applicable Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and Securities Accounts (other than Permitted Unperfected Accounts), Letter-of-Credit Rights (but, in the case of such Letter-of-Credit Rights, only after written request from the Collateral Agent and subject to the last sentence of Section 4.2) and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain "control" (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.3.                              Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days' prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i)                                     change its jurisdiction of organization from that referred to in Section 4.3 and Schedule 4; or

(ii)                                  change its name.

5.4.                              Notices. Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.5.                              Investment Property.

(a)                                  Subject to the terms of the Intercreditor Agreement, (i) if an Event of Default has occurred and is continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of, or as a distribution of capital by, any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any property (if an Event of Default has occurred and is continuing) or any Investment Property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations; and (ii) if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor (when otherwise required to be paid or delivered over to the Collateral Agent as set forth above), such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)                                 Without the prior written consent of the Collateral Agent, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Indenture), (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or otherwise permitted in the Indenture or (iii) enter into any agreement or undertaking, other than as permitted under the Indenture, restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c)                                  In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Section 6.3(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) with respect to the Investment Property issued by it.

5.6.                              Receivables.

(a)                                  Other than in the ordinary course of business, such Grantor will not, with respect to any material portion of the Receivables, (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

(b)                                 Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that challenges the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables.

(c)                                  Subject to the terms of the Intercreditor Agreement, if, as of any fiscal quarter end occurring after the Closing Date, the Grantors determine that more than ten percent (10%) of Receivables (in the aggregate for all Grantors) have a Governmental Authority as an obligor, then the Grantors shall so notify the Collateral Agent (such notice to be given substantially concurrently with the delivery of the quarterly financial statements required pursuant to the Indenture) and, upon the reasonable request of the Collateral Agent, promptly take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable laws.

5.7.                              Intellectual Property.

(a)                                  Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b)                                 Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public.

(c)                                  Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor (i) will employ each Copyright and (ii) will not do any act or knowingly omit to do any act whereby any Copyright may become invalidated or otherwise impaired. Such Grantor will not do any act whereby any Copyright may fall into the public domain, to the extent such Copyright is material to the aggregate value of the Collateral.

(d)                                 Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act that knowingly uses any Intellectual Property to infringe the intellectual property rights of any other Person.

(e)                                  Such Grantor will promptly notify the Collateral Agent if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, or the validity of, any Intellectual Property or such Grantor's right to register the same or to own and maintain the same, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(f)                                    Whenever such Grantor, either by itself or through the Collateral Agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent in accordance with the Indenture. Upon reasonable request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent' and the other Secured Parties' security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)                                 Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(h)                                 In the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) promptly notify the Collateral Agent after it learns thereof, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

5.8.                              Commercial Tort Claims. Subject to the terms of the Intercreditor Agreement, each Grantor shall (i) forward to the Collateral Agent written notification (such notice to be given substantially concurrently with the delivery of the quarterly financial statements required pursuant to the Indenture) of any and all Commercial Tort Claims where the expected recovery could reasonably be expected to be in an amount in excess of $2,500,000, including, but not limited to, any and all actions, suits and proceedings before any court or Governmental Authority by or affecting such Grantor or any of its Subsidiaries and (ii) if and to the extent requested by the Collateral Agent in writing, execute and deliver such statements, documents and notices and do and cause to be done all such things as may be required by the Collateral Agent, or required by law, including all things which may from time to time be necessary under the Uniform

Commercial Code to fully create, preserve, perfect and protect the priority of the Collateral Agent's security interest in any such Commercial Tort Claims.

5.9.                              Deposit and Securities Accounts. Each Grantor shall execute and deliver to the Collateral Agent the account control agreements for each Deposit Account and Securities Account (other than Permitted Unperfected Accounts) that are subject to a account control agreement in favor of the First-Lien Collateral Agent within 120 days after the Closing Date, or such longer period as is reasonably acceptable to the Collateral Agent. In addition, the Grantors shall ensure that any Deposit Account or Securities Account that, after the Closing Date, first becomes subject to an account control agreement in favor of the Collateral Agent is subject to the terms of the same account control agreement or a separate account control agreement in substantially the same form as the agreement entered into with the First-Lien Collateral Agent.

5.10.                        Overriding Provisions with respect to Collateral. Notwithstanding anything to the contrary contained above in this Section 5 or elsewhere in this Agreement or any other Second-Lien Note Document, to the extent the provisions of this Agreement (or any other Second-Lien Note Documents) require the delivery of, or control over, Collateral to be granted to the Collateral Agent at any time prior to the First-Lien Obligations Termination Date, then delivery of such Collateral (or control with respect thereto) shall instead be granted to the First-Lien Collateral Agent, as provided by the terms of the Intercreditor Agreement, to be held in accordance with the Intercreditor Agreement. Furthermore, at all times prior to the First-Lien Obligations Termination Date, the Collateral Agent is authorized by the parties hereto to effect transfers of Collateral at any time in its possession (and any "control" or similar agreements with respect to Collateral) to the First-Lien Collateral Agent.

SECTION 6.                                REMEDIAL PROVISIONS

6.1.                              Certain Matters Relating to Receivables.

(a)                                  If an Event of Default shall have occurred and be continuing, (x) the Collateral Agent shall have the right to make test verifications of the Receivables in any reasonable manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications and (y) upon the Collateral Agent's reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)                                 Subject to the terms of the Intercreditor Agreement, the Collateral Agent hereby authorizes each Grantor to collect such Grantor's Receivables and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Subject to the terms of the Intercreditor Agreement, if required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the other Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor.

(c)                                  Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at the Collateral Agent's reasonable request, (i) each Grantor shall deliver to the Collateral Agent all original (to the extent such Grantor has original copies or otherwise, copies) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original (to the extent such Grantor has original copies or otherwise, copies) orders, invoices and shipping receipts and (ii) the applicable Grantor shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable laws.

6.2.                              Communications with Obligors; Grantors Remain Liable.

(a)                                  The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the contracts to verify with them to the Collateral Agent's satisfaction the existence, amount and terms of any Receivables or contracts.

(b)                                 Subject to the terms of the Intercreditor Agreement, upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the contracts that the Receivables and the contracts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3.                              Pledged Notes.

(a)                                  Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent's intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all payments made in respect of the Pledged Notes and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Intercreditor Agreement, the Indenture, this Agreement or any other Second-Lien Note Document.

(b)                                 Subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, the Collateral Agent shall have the right to receive any and all payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5.

(c)                                  Subject to the terms of the Intercreditor Agreement, each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any payments with respect to the Investment Property directly to the Collateral Agent.

6.4.                              Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other similar near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, upon the request of the Collateral Agent, be turned over to the Collateral Agent forthwith upon receipt by such Grantor in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5.                              Application of Proceeds. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent's election, the Collateral Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the following order:

(a)                                  First, to pay incurred and unpaid fees and expenses of the Collateral Agent and the Trustee under the Second-Lien Note Documents including in connection with or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent, the Holders or the Trustee hereunder, including, without limitation, reasonable attorneys' fees and disbursements and indemnification amounts;

(b)                                 Second, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

(c)                                  Third, any balance of such Proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Notes Issuer or to whomsoever may be lawfully entitled to receive the same.

To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent, the Holders or the Trustee arising out of the exercise by them of any rights hereunder.

6.6.                              Code and Other Remedies. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, subject to the terms of the Intercreditor Agreement, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released to the extent permitted by law. Each Grantor further agrees, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor's premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.5 hereof, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by them of any rights hereunder, except for gross negligence or willful misconduct on the part of the Collateral Agent or such other Secured Party. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 20 days before such sale or other disposition.

6.7.                              Reserved.

6.8.                              Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7.                                THE COLLATERAL AGENT

7.1.                              Collateral Agent's Appointment as Attorney-in-Fact, etc.

(a)                                  Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or contract or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent's and the other Secured Parties' security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 1. direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; 2. ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; 3. sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; 4. commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; 5. defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; 6. settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; 7. assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and 8. generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's and the other Secured Parties' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1 unless an Event of Default shall have occurred and be continuing.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The reasonable out-of-pocket expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon payable on past due Notes under the Indenture, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d)                                 Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2.                              Duty of Collateral Agent. The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent's and the other Secured Parties' interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. The Grantors and each Secured Party, by acceptance of the benefits hereof, agrees that references to the Trustee in Article XIII of the Indenture shall be understood to include the Collateral Agent when acting under this Agreement and the other Collateral Agreements, and that said Sections are hereby incorporated herein in their entirety, mutatis mutandis.

7.3.                              Filing of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description "all personal property" in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4.                              Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5.                              Collateral Agent.

Notwithstanding anything to the contrary herein, the following provisions shall govern the Collateral Agent's rights, powers, obligations and duties under this Security Agreement:

(a)                                  Each of the Holders and the Trustee hereby designates and appoints U.S. Bank National Association to act as Collateral Agent under this Security Agreement and the other Note Documents to which it is a party, and hereby authorizes the Collateral Agent to take such actions on its behalf under the provisions of this Security Agreement and such other Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Security Agreement and such other Note Documents. Notwithstanding any provision to the contrary elsewhere in this Security Agreement or any other Note Documents the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Security Agreement or such other Note Documents or any fiduciary relationship with any parties to the First-Lien Documents or Second-Lien Note Documents, and no implied covenants, functions or responsibilities shall be read into this Security Agreement or otherwise exist against Collateral Agent.

(b)                                 In no event shall the Collateral Agent have any obligation to inquire or investigate as to the correctness, veracity, or content of any instruction received from any other Note Documents. In no event shall the Collateral Agent have any liability in respect of any such instruction received by it and relied on with respect to any action or omission taken pursuant thereto.

(c)                                  With respect to the Collateral Agent's duties under this Security Agreement or any of the Note Documents, the Collateral Agent may act through its attorneys, accountants, experts and such other professionals as the Collateral Agent deems necessary, advisable or appropriate and shall not be responsible for the misconduct or negligence of any attorney, accountant, expert or other such professional appointed with due care.

(d)                                 Neither the Collateral Agent nor any of its experts, officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it under or in connection with this Security Agreement or any of the Note Documents (except for its gross negligence or willful misconduct), or (ii) responsible in any manner for any recitals, statements, representations or warranties (other than its own recitals, statements, representations or warranties) made in this Security Agreement or any of the other Note Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Security Agreement or any of the Note Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Security Agreement or any of the Note Documents or for any failure of the Grantors or any other Person to perform their obligations hereunder and thereunder. The Collateral Agent shall not be under any obligation to any Person to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Security Agreement or any of the Note Documents or to inspect the properties, books or records of the Grantors, (ii) whether or not any representation or warranty made by any Person in connection with this Security Agreement or any Note Documents is true, (iii) the performance by any Person of its obligations under this Security Agreement or any of the Note Documents or (iv) the breach of or default by any Person of its obligations under this Security Agreement or any of the Note Documents.

(e)                                  The Collateral Agent shall not be bound to (i) account to any Person for any sum or the profit element of any sum received for its own account; (ii) disclose to any other Person any information relating to the Person if such disclosure would, or might, constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person; (iii) be under any fiduciary duties or obligations other than those for which express provision is made in this Security Agreement or in any of the other Second Priority Debt Documents to which it is a party; or (iv) be required to take any action that it reasonably believes, based on advice of counsel, is in conflict with any applicable law, this Security Agreement or any of the other Second Priority Debt Documents, or any order of any court or administrative agency;

(f)                                    The Collateral Agent shall be authorized to but shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or monitoring or maintaining the perfection of any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (i) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (ii) taking any action to protect against any diminution in value of the Collateral, but, in each case (A) subject to the requirement that the Collateral Agent may not act or omit to take any action if such act or omission would constitute gross negligence or willful misconduct and (B) the Collateral Agent may do so and all expenses reasonably incurred in connection therewith shall be part of the Secured Obligations.

(g)                                 The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, except to the extent of the Collateral Agent's gross negligence or willful misconduct.

(h)                                 The Collateral Agent shall not be responsible for, nor incur any liability with respect to, (i) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interest in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under this Security Agreement or any of the other Note Documents, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, (ii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iii) the validity of the title of the Grantors to the Collateral, (iv) insuring the Collateral or (v) the payment of taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral.

(i)                                     Notwithstanding anything in this Security Agreement or any of the Note Documents to the contrary, (i) in no event shall the Collateral Agent or any officer, director, employee, representative or agent of the Collateral Agent be liable under or in connection with this Security Agreement or any of the Note Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits or loss of opportunity, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought; and (ii) the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Security Agreement in all of the other Note Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Note Documents. In no event shall the Collateral Agent be obligated to invest any amounts received by it hereunder.

(j)                                     The Collateral Agent shall be entitled conclusively to rely, and shall be fully protected in relying, upon any note, writing, resolution, request, direction, certificate, notice, consent, affidavit, letter, cablegram, telegram, telecopy, email, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and/or upon advice and/or statements of legal counsel, independent accountants and other experts selected by the Collateral Agent and need not investigate any fact or matter stated in any such document. Any such statement of legal counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Security Agreement or any of the other Note Documents (i) if such action would, in the reasonable opinion of the Collateral Agent (which may be based on the opinion of legal counsel), be contrary to applicable law or any of the Note Documents, (ii) if such action is not provided for in this Security Agreement or any of the other Note Documents, (iii) if, in connection with the taking of any such action hereunder or under any of the Note Documents that would constitute an exercise of remedies hereunder or under any of the Note Documents it shall not first be indemnified to its satisfaction by the Holders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (iv) if, notwithstanding anything to the contrary contained in this Security Agreement, in connection with the taking of any such action that would constitute a payment due under any agreement or document, it shall not first have received from the Holders or the Grantors funds equal to the amount payable. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Security Agreement or any of the other Note Documents in accordance with a request of the requisite percentage of Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the other Holders and the Trustee.

(k)                                  The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default unless and until the Collateral Agent has received a written notice or a certificate from the Grantors stating that a Default has occurred. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Security Agreement, the Intercreditor Agreement or any of the Note Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Security Agreement, any of the other Note Documents or the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, the Collateral Agent may decline to act unless it receives indemnity satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested. The Collateral Agent shall be under no obligation or duty to take any action under this Security Agreement or any of the other Note Documents or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(l)                                     Any corporation into which the Collateral Agent may be merged, or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become a Collateral Agent under this Security Agreement without the execution or filing of any paper or any further act on the part of the parties hereto except for written notice to the other parties hereto.

(m)                               The Collateral Agent may resign as Collateral Agent at any time upon written notice to the Holders, Trustee and the Grantors and may be removed at any time with or without cause by the Requisite Secured Parties, with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section. If the Collateral Agent shall provide notice of its resignation or be removed as Collateral Agent, then the Requisite Secured Parties shall (and if no such successor shall have been appointed within 45 days of the Second Priority Collateral Agent's resignation or removal, the Collateral Agent may) appoint a successor Collateral Agent which successor agent shall, in the case of any appointment by the Collateral Agent, be reasonably acceptable to the Requisite Secured Parties, and the former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the resigning Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent and shall execute and deliver to the successor Collateral Agent such instruments of assignment and transfer and other similar documents as such successor Collateral Agent shall deem necessary or advisable (at the joint and several expense of the Grantors)). After any retiring Collateral Agent's resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Second Collateral Agent. In the event that a successor Collateral Agent is not appointed within the time period specified in this Section following the provision of a notice of resignation or removal of the Collateral Agent, the Collateral Agent or any other Second Priority Secured Party may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent (at the joint and several expense of the Grantors).

SECTION 8.                                MISCELLANEOUS

8.1.                              Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article IX of the Indenture.

8.2.                              Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.02 of the Indenture; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

8.3.                              No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4.                              Enforcement Expenses; Indemnification.

(a)                                  Each Grantor agrees to pay or reimburse each Collateral Agent for all its costs and expenses incurred in enforcing or preserving any rights under this Security Agreement and the other Note Documents to which such Grantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Collateral Agent in each case, in accordance with the terms of the Indenture.

(b)                                 Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Notes Issuer would be required to do so pursuant to the Indenture.

(d)                                 The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Indenture and the other Second-Lien Note Documents.

8.5.                              Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.6.                              Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time after the Obligations shall have become due and payable pursuant to Section 6.02 of the Indenture, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Indenture, any other Second-Lien Note Document or otherwise, as such Secured Party may elect, whether or not the Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

8.7.                              Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8.                              Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9.                              Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10.                        Integration. This Agreement and the other Second-Lien Note Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Second-Lien Note Documents.

8.11.                        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12.                        Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Second-Lien Note Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13.                        Acknowledgements. Each Grantor hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Second-Lien Note Documents to which it is a party;

(b)                                 neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Second-Lien Note Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Second-Lien Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14.                        Additional Grantors. Each Subsidiary of Holdings that is required to become a party to this Agreement pursuant to Section 4.19 of the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15.                        Releases.

(a)                                  At such time as the Notes and the other Obligations (other than contingent indemnification and contingent expense reimbursement obligations) shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and to authorize the filing by Grantors of any necessary UCC terminations or other terminations or releases.

(b)                                 If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Indenture, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Notes Issuer, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Indenture; provided that the Notes Issuer shall have delivered to the Collateral Agent a certification by the Notes Issuer stating that such transaction is in compliance with the Indenture and the other Second-Lien Note Documents.

8.16.                        WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SECOND-LIEN NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Second-Lien Collateral Agreement to be duly executed and delivered as of the date first above written.

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Thomas J. Ferree
Name: Thomas J. Ferree
Title: Chief Financial Officer

APPLETON PAPERS INC.

By:	/s/ Thomas J. Ferree
Name: Thomas J. Ferree
Title: Chief Financial Officer

AMERICAN PLASTICS COMPANY, INC.

By:	/s/ Thomas J. Ferree
Name: Thomas J. Ferree
Title: Chief Financial Officer

C & H PACKAGING COMPANY, INC.

By:	/s/ Thomas J. Ferree
Name: Thomas J. Ferree
Title: Chief Financial Officer

NEW ENGLAND EXTRUSION INC.

By:	/s/ Thomas J. Ferree
Name: Thomas J. Ferree
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

Annex I
to
Second-Lien Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                                         , 200    , made by                                       , a                                            [corporation] (the "Additional Grantor"), in favor of U.S. Bank National Association, as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the "Collateral Agent") for the Secured Parties (as defined in the Second-Lien Collateral Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in the Indenture (as referred to below).

W I T N E S S E T H :

WHEREAS, Appleton Papers Inc., a Delaware corporation (the "Notes Issuer"), Paperweight Development Corp., a Wisconsin corporation ("Holdings"), the Guarantors party thereto and U.S. Bank National Association, as Trustee, have entered into an Indenture, dated as of September 30, 2009 (as amended, supplemented or otherwise modified from time to time, the "Indenture");

WHEREAS, in connection with the Indenture the Notes Issuer and certain of its Affiliates (other than the Additional Grantor) have entered into the Second-Lien Collateral Agreement, dated as of September 30, 2009 (as amended, restated, supplemented and/or otherwise modified from time to time, the "Second-Lien Collateral Agreement") in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Second-Lien Collateral Agreement);

WHEREAS, the Indenture requires the Additional Grantor to become a party to, and Grantor under, the Second-Lien Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to, and Grantor under, the Second-Lien Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.                                       Second-Lien Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Second-Lien Collateral Agreement, hereby becomes a party to the Second-Lien Collateral Agreement as a Grantor thereunder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                     (*) to the Second-Lien Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Second-Lien Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

(*) Refer to each Schedule with needs to be supplemented.

2.                                       GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

SCHEDULE 1

Notices

GRANTORS:

Paperweight Development Corp.
825 E. Wisconsin Avenue
Appleton, WI 54912-0353
Attention: Jeffrey J. Fletcher
Telephone: 920-991-8452
Telecopier. 920-991-8852
Electronic Mail: jfletcher@appletonideas.com
U.S. Taxpayer Identification Number: 39-2014992

Appleton Papers Inc.
825 E. Wisconsin Avenue
Appleton, WI 54912-0353
Attention: Jeffrey J. Fletcher
Telephone: 920-991-8452
Telecopier: 920-991-8852
Electronic Mail: jfletcher@appletonideas.com
U.S. Taxpayer Identification Number: 36-2556469

American Plastics Company, Inc.
3606 Red Arrow Drive
Rhinelander, WI 54501
Attention: Jeffrey J. Fletcher
Telephone: 920-991-8452
Telecopier: 920-991-8852
Electronic Mail: jfletcher@appletonideas.com
U.S. Taxpayer Identification Number: 39-1712123

C&H Packaging Company, Inc.
1401 West Taylor Street
Merrill, WI 54452
Attention: Jeffrey J. Fletcher
Telephone: 920-991-8452
Telecopier: 920-991-8852
Electronic Mail: jfletcher@appletonideas.com
U.S. Taxpayer Identification Number: 39-1544878

New England Extrusion Inc.
18 Industrial Boulevard
Turners Falls, MA 01376
Attention: Jeffrey J. Fletcher
Telephone: 920-991-8452
Telecopier: 920-991-8852
Electronic Mail: jfletcher@appletonideas.com
U.S. Taxpayer Identification Number: 20-2033299

COLLATERAL AGENT:

Collateral Agent�s Office
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Facsimile No.: (651) 495-8097
Attention: Corporate Trust Administration

SCHEDULE 2

Pledged Notes

1.               Promissory Note by Paperweight Development Corp. to Appleton Papers Inc., effective June 11, 2004, in the amount of $167,066,667.00.

SCHEDULE 3

Perfected First Priority Liens

Uniform Commercial Code Filings

Filing Jurisdiction of
Grantor	Organization	State Identification No.

American Plastics Company, Inc.	Wisconsin	A029483

Paperweight Development Corp.	Wisconsin	P037701

C&H Packaging Company, Inc.	Wisconsin	C030918

Appleton Papers Inc.	Delaware	0627720

New England Extrusion Inc.	Wisconsin	A049404

Patent and Trademark Filings

U.S. Patent and Trademark Office

Copyright Filings

U.S. Copyright Office

Other Actions

(in each case subject to the terms of the Intercreditor Agreement)

1.               Obtaining "control" (within the meaning of the applicable Uniform Commercial Code) of Deposit Accounts (other than Permitted Unperfected Accounts) and Securities Accounts listed on Schedule 8 by entering into the necessary control agreements.

2.               Obtaining "control" (within the meaning of the applicable Uniform Commercial Code) of Investment Property listed on Schedule 2 by delivery of such Investment Property to the Collateral Agent.

3.               Obtaining "control" (within the meaning of the applicable Uniform Commercial Code) of letter-of-credit rights (to the extent requested in writing by the Collateral Agent).

SCHEDULE 4

Jurisdiction of Organization

	Jurisdiction of	Chief Executive	Federal Tax ID No.
Name of Grantor	Organization	Office	or Company No.
Paperweight Development Corp.	Wisconsin	825 E. Wisconsin Ave.	39-2014992
Appleton, WI
Appleton Papers Inc.	Delaware	825 E. Wisconsin Ave.	36-2556469
Appleton, WI
C&H Packaging Company, Inc.	Wisconsin	1401 West Taylor St.	39-154878
Merrill, WI
American Plastics Company, Inc.	Wisconsin	3606 Red Arrow Drive	39-1712123
Rhinelander, WI
New England Extrusion Inc.	Wisconsin	18 Industrial Blvd	20-2033299
Turners Falls, MA

SCHEDULE 5

Inventory and Equipment
(over $250,000)

Party	Location	Address

Appleton Papers Inc.	Appleton, WI - Plant	825 E. Wisconsin Avenue
Appleton, WI
600 E. Hancock Street
Appleton, WI
714 E. Hancock Street
Appleton, WI
1408 N. Meade Street
Appleton, WI
1325 N. Rankin Street
Appleton, WI
1401 N. Rankin Street
Appleton, WI
	Portage, WI-Plant	2500 W. Wisconsin Street
Portage, WI
2501 W. Wisconsin Street
Portage, WI
	West Carrollton, OH - Mill	4000 Hydraulic Road
West Carrollton, OH
1030 W. Alex-Bell Road
West Carrollton, OH
	Roaring Spring, PA - Mill	100 Paper Mill Road
Roaring Spring, PA
	Distribution Center	3000 Radio Road
Appleton, WI
	Distribution Center	115 Kensington Drive
Appleton, WI
	Distribution Center	120 Declaration Drive
McDonough, GA
	Distribution Center	1100 Blake Street
Edwardsville, KS
	Distribution Center	2300 Progress Drive
Hebron, KY
	Distribution Center	5491 E. Philadelphia
Ontario, CA
	Distribution Center	5915 and 6210 N. Marine Drive
Portland, OR
	Distribution Center	2850 Appleton Street
Camp Hill, PA
	Miscellaneous Storage Space	331 E. Closson Road
Roaring Spring, PA
	Miscellaneous Storage Space	102 Cove Lane
Roaring Spring, PA
Appleton Papers Canada Ltd.	Distribution Center	550 Braidwood Avenue

Party	Location	Address

Peterborough, Ontario
Canada
American Plastics Company, Inc.	Rhinelander, WI - Plant	3606 Red Arrow Drive
Rhinelander, WI 54501
C&H Packaging Company, Inc.	Merrill, WI - Plant	1401 West Taylor Street
Merrill, WI 54452
New England Extrusion Inc.	Milton, WI-Plant	1264 East High Street
Milton, WI 53563
	Turners Falls - Plant	18 Industrial Boulevard
Turners Falls, MA 01376

SCHEDULE 6

Intellectual Property

I.                                         COPYRIGHTS AND COPYRIGHT LICENSES

1.                                       Certificate of Registration No. Txu 833-593 dated November 1997 re: Retail POS Market Research Project.

2.                                       Certificate of Registration No. Txu 913-413 dated August 1999 re: Guide to the Internet.

3.                                       Certificate of Registration No. VAu 558-602 dated May 16, 2002 to watermark Cordoba.

4.                                       Certificate of Registration No. VAu 558-601 dated May 16, 2002 to watermark HEXMARK.

5.                                       Certificate of Registration, Form Txu 1-158-471 dated February 26, 2004 eDigitalPaper computer program and screen display.

6.                                       Certificate of Registration No. VAu613-127 dated April 12, 2004 re:  NATURE'S PAINTBRUSH, 2 dimensional artwork.

7.                                       Certificate of Registration No. Txu 1-282-752 dated February 22, 2006 to Appleton Diversity Unplugged 2006.

II.                                     PATENTS
U.S. Issued Patents:

Docket #	Patent No.	Issued Date
6355	4736036	05-Apr-1988
6360A	6395681	28-May-2002
6379C	5041547	20-Aug-1991
6386	4884385	05-Dec-1989
6386 DIV 1	5007538	16-Apr-1991
6386 DIV 2	4936459	26-Jun-1990
6386 DIV 3	5114012	19-May-1992
6387	4880766	14-Nov-1989
6387 DIV	5030281	09-Jul-1991
6389	4794102	27-Dec-1988
6391	4820683	11-Apr-1989
6391CIP	4895827	23-Jan-1990
6395A	4996328	26-Feb-1991
6395A DIV	5229522	20-Jul-1993
6395A DIV 2	5001105	19-Mar-1991
6395B	4970308	13-Nov-1990
6395C	5039821	13-Aug-1991
6395D	5086171	04-Feb-1992
6395E	5116978	26-May-1992
6396	4870047	26-Sep-1989

Docket #	Patent No.	Issued Date
6399	4873219	10-Oct-1989
6403	5157012	20-Oct-1992
6409 CON	5222423	29-Jun-1993
6414	5146829	15-Sep-1992
6416	5164357	17-Nov-1992
6419	5164126	17-Nov-1992
6420	5164356	17-Nov-1992
6422	5124307	23-Jun-1992
6423	5131209	21-Jul-1992
6426	5330566	19-Jul-1994
6427	5200519	06-Apr-1993
6427 CON	5218127	08-Jun-1993
6428	5114903	19-May-1992
6431	5340680	23-Aug-1994
6431A	5427886	27-Jun-1995
6435	5672434	30-Sep-1997
6436 CON	5895542	20-Apr-1999
6438	5873464	23-Feb-1999
6438 DIV	6038834	21-Mar-2000
6444B	7125824	24-Oct-2006
6453	6038487	14-Mar-2000
6455	5866269	02-Feb-1999
6456	5668080	16-Sep-1997
6457	5821196	13-Oct-1998
6458	5955398	21-Sep-1999
6468	6660687	09-Dec-2003
6469	6244511	12-Jun-2001
6474 CIP	6559097	06-May-2003
6475	6592990	15-Jul-2003
6476	6310002	30-Oct-2001
6477	6566301	20-May-2003
6477 CIP	6835691	28-Dec-2004
6477A	6429341	06-Aug-2002
6480	6544926	08-Apr-2003
6482	6323376	27-Nov-2001
6483	6496781	17-Dec-2002
6487	6830645	14-Dec-2004
6488	6892441	17-May-2005
6491	6726796	27-Apr-2004
6492	6368455	09-Apr-2002
6492A	6531032	11-Mar-2003
6492B	6582556	24-Jun-2003
6494	7074466	11-Jul-2006
6497	6774063	10-Aug-2004
6500	6779246	24-Aug-2004
6501	6811843	02-Nov-2004
6507	6852381	08-Feb-2005
6509	6517648	11-Feb-2003
6509B	6843871	18-Jan-2005
6509D	7300530	27-Nov-2007

Docket #	Patent No.	Issued Date
6510	6890592	10-May-2005
6510 DIV	7122503	17-Oct-2006
6511	6766680	27-Jul-2004
6511 DIV	7017388	28-Mar-2006
6516	6852422	08-Feb-2005
6518	6939826	06-Sep-2005
6519	6937153	30-Aug-2005
6519A	7183928	27-Feb-2007
6520	7108190	19-Sep-2006
6522	6995784	07-Feb-2006
6532	6932602	23-Aug-2005
6539	7163909	16-Jan-2007
6540	7257985	21-Aug-2007
6541	6847898	25-Jan-2005
6541A	7559223	14-Jul-2009
6545	7235308	26-Jun-2007
6549	6185908	13-Feb-2001
6550	5912197	15-Jun-1999
6566	7262150	28-Aug-2007
6585	7267862	11-Sep-2007
6594	7294724	13-Nov-2007

III.                                 TRADEMARKS
U.S. Registered Trademarks:

All trademarks are owned by Appleton Papers Inc. unless otherwise noted.

Trademark Name	Registration Number	Registration Date
A Design & Appleton Papers Inc	1197835	15-Jun-1982
ALPHA	2879977	31-Aug-2004
Appleton (new design)	2730105	24-Jun-2003
APPLETON PAPERS & Design	2084804	29-Jul-1997
APPLETON WHAT IDEAS CAN DO	2860269	06-Jul-2004
ASCOT	920717	21-Sep-1971
ASSURMARK	2973698	19-Jul-2005
CHAUCER	909125	02-Mar-1971
CRYSTIN	1433800	24-Mar-1987
DOCUCHECK	1989113	23-Jul-1996
DOCUCHECK & Design	2037533	11-Feb-1997
DOCUCHECK BASIC	2155258	05-May-1998
DOCUCHECK GHOST	3169940	07-Nov-2006
DOCUCHECK WATERMARK	2155259	05-May-1998
DOCUMARK	2933082	15-Mar-2005
DUAL	2767808	23-Sep-2003
E and design	2019512	26-Nov-1996
EAGLE	2920051	18-Jan-2005
EAGLE (DESIGN)	2925099	08-Feb-2005
ECARBONLESS	2556953	02-Apr-2002
ECOGUARD	1995462	20-Aug-1996

Trademark Name	Registration Number	Registration Date
HEATSAFE	2787242	25-Nov-2003
HIYIELD	2918274	11-Jan-2005
IMPEDE	2602692	30-Jul-2002
INSTANT REPLAY	2987512	23-Aug-2005
INTEGRA	1587789	20-Mar-1990
JAZZ	1526859	28-Feb-1989
LASERSNAP	2093635	02-Sep-1997
MOISTURE BLOC	2981967	02-Aug-2005
MONDIAL MARK	2960835	07-Jun-2005
OPTIMA	1590869	10-Apr-1990
PAPER Design	2086442	05-Aug-1997
PIP	3001133	27-Sep-2005
POLYTHERM	1542493	06-Jun-1989
POS PLUS	2425100	30-Jan-2001
PRESSPRO	2772409	07-Oct-2003
RECOVER (for carbonless)	1665465	19-Nov-1991
RECOVER (for thermal)	1685781	05-May-1992
RESISTE	2960163	07-Jun-2005
SECURATHERM	1856253	27-Sep-1994
SPRINT	1639052	26-Mar-1991
Stylized A	1197836	15-Jun-1982
TECHMARK	2757017	26-Aug-2003
TECHMARK PENTICK PLUS	3175214	21-Nov-2006
THE SEAL OF EXCELLENCE	1981668	18-Jun-1996
THERMART	3131845	22-Aug-2006
THERMASENSE	2960058	07-Jun-2005
TONERFUSE	2137772	17-Feb-1998
ULTIMARK	2022561	10-Dec-1996
WAVE Design	2112800	11-Nov-1997
WAVEX	2051395	08-Apr-1997
WHAT IDEAS CAN DO	2802815	06-Jan-2004
XERO/FORM	1743930	29-Dec-1992

IV.                                 INTELLECTUAL PROPERTY LICENSES

1.                                       Amended and Restated Intellectual Property Agreement among Appleton, WTA and Appleton Coated LLC ("Appleton Coated"), effective as of November 9, 2001, whereby there is a cross license of various patents and know-how in existence as of January 1, 2000.

2.                                       Trademark License Agreement between Appleton and Appleton Coated, effective as of January 1, 2000, whereby the term "Appleton Coated" is licensed by Appleton to Appleton Coated.

3.                                       Intellectual Property Agreement among Appleton, WTA, Arjo Wiggins Appleton Holdings Limited and Arjo Wiggins Limited, effective as of August 23, 2000, whereby there is a cross license pertaining to the parties' respective carbonless and thermal patents.

4.                                       Trademark License Agreement among Appleton, Arjo Wiggins Appleton Holdings Limited and Arjo Wiggins Limited, effective as of August 23, 2000, whereby Appleton is licensing Xero/Form® to Arjo Wiggins Limited.

5.                                       Lemelson - License Agreement, effective as of July 30, 2001. This Agreement is the settlement of a suit filed on April 14, 2000, by the Lemelson Foundation Partnership against Arjo Wiggins Appleton p.l.c. in the U.S. District Court in Arizona alleging infringement of bar coding and machine vision patents.

6.                                       Trademark Sublicense Agreement between Appleton and Appleton's wholly owned subsidiary, Appleton Papers Canada Ltd., effective as of January 1, 1987.

7.                                       Trademark License Agreement between Appleton and Lentheric, Inc., effective as of June 30, 1978. This is the original license pertaining to NCR Corporation's NCR Paper registered trademark.

8.                                       Cross License Agreement between Kanzaki Paper Mfg. ("Kanzaki") and Appleton, dated January 1, 1986, whereby Appleton has a non-exclusive license to use DPE, a sensitizer used in some grades of thermal paper.

9.                                       License Agreement between National Starch Chemical Company ("NSCC") and Appleton, dated October 1, 2001, whereby NSCC has granted Appleton a license to use various proprietary coating methods.

10.                                 License Agreement between NCR Corporation and Appleton dated December 29, 2006, whereby NCR has granted Appleton a license under certain NCR "2ST" patents, including U.S. Patent No. 6,759,366.

11.                                 Covenant not to sue dated October 15, 2007 from Standard Register to Appleton regarding U.S. Patents 5,810,397 and 6,015,589.

V.                                     LICENSES TO THIRD PARTIES

	Agreement	Parties	Effective Date
1.	License Agreement	Yamamoto Chemicals Inc.	1-March-1987
2.	Patent Know-How Agreement	Yamamoto Chemicals Inc.	1-Oct-1990
3.	License Agreement	WTA, Inc. and Yamamoto	1-Dec-1997
4.	License Agreement	WTA, Inc. and Yamamoto	1-Jan-1992
5.	License Agreement	Yamamoto Chemicals Inc.	1-Jan-1991
6.	Patent and Know-How License Agreement	Wiggins Teape Group Limited	16-April-1979
7.	Amendment to Patent and Know-How License Agreement	Wiggins Teape Group Limited	1-Jan-1997
8.	Thermal License Agreement	Wiggins Teape Group Limited	1-Dec-1974
9.	Thermal License Agreement	NCR and Wiggins Teape Group Limited	1-Dec-1974

SCHEDULE 7

Commercial Tort Claims

None

SCHEDULE 8

Accounts

DEPOSIT ACCOUNTS:

Financial Institution	Name on Account	Account Number	Value in account	Date of Value	Type of Account
M&l
USD Account	Appleton Papers Inc.	Redacted	$149,218.77	8/31/2009	Depository

Bank of America
USD Account	Appleton Papers Inc.	Redacted	$6,148,906.01	8/31/2009	Checking
Euro Account	Appleton Papers Inc	Redacted	€25,368.49	8/31/2009	Depository
Euro Account	Appleton Papers Inc.	Redacted	€292,907.87	8/31/2009	Money Market

Associated Bank
USD Account	Appleton Papers Inc.	Redacted	Closed	8/31/2009	Savings

PERMITTED UNPERFECTED ACCOUNTS:

Financial Institution	Name on Account	Account Number	Value in account	Date of Value	Type of Account
M&l
USD Account	Appleton Papers Inc.	Redacted	0 Balance Account	8/31/2009	Payroll
US Bank
USD Account	Appleton Papers Inc.	Redacted	0 Balance Account	8/31/2009	Funding - checking
		Redacted	0 Balance Account	8/31/2009	Payables - checking
		Redacted	0 Balance Account	8/31/2009	Freight - checking
		Redacted	0 Balance Account	8/31/2009	Workers Compensation -checking
		Redacted	0 Balance Account	8/31/2009	Freight - checking
Northern Trust
USD Account	Appleton Papers Inc.	Various	$209,411,670.57	8/31/2009	Pension - Investment

SECURITIES ACCOUNTS:

Financial Institution	Name on Account	Account Number	Value in Account	Date of Value	Type of Account
M&l
USD Account	Appleton Papers Inc.	Redacted	$13,123.25	8/31/2009	Depository Sweep Account
Associated Bank
USD Account	Appleton Papers Inc.	Redacted	$13,143.26	8/31/2009	Investment - Euro $